Registration No. 333-73746
Rule 424(b)(2)

PRICING SUPPLEMENT No. 5 Dated April 15, 2002 (To Prospectus dated January 10, 2002)
$15,000,000,000
H O U S E H O L D F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue Floating Rate Notes
Principal Amount: $125,000,000
Price to Public: 100%	Proceeds to HFC: 99.90%
Issue Date: April 18, 2002	Stated Maturity: April 19, 2004
Redeemable On or After: Not Applicable
Redemption Price at Maturity: 100%
Initial Interest Rate: To be determined on April 18, 2002
Interest Rate Basis: Federal Funds Rate.
Spread or Spread Multiplier: 1.00% (100 basis points)
Interest Payment Dates: On the 19th of July, October, January and April of each year, commencing July 19, 2002 and on the Stated Maturity.
Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Interest Determination Date: On the Business Day prior to each Interest Reset Date.

Interest Reset Date: On each Business Day, except that the Interest Rate in effect for the two Business Days before an Interest Payment Date or the Stated Maturity Date shall be the Interest Rate in effect on the second Business Day prior to said Interest Payment Date or Stated Maturity Date, as the case may be.

Index Maturity: Daily.
Agent:
Merrill Lynch	$50,000,000	DTC 5132
Warburg Dillon Read LLC	$25,000,000	DTC 0642
Goldman, Sachs & Co.	$50,000,000	DTC 0005

Agent's Discount or Commission: .10%	CUSIP: 44181KN59